SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2520 MANATEE AVENUE WEST, SUITE 200

BRADENTON, FL 34205

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

1

Section 8 - Other Events

Item 8.01 - Other Events

Silver Falcon Mining, Inc. (the "Company") issued a press release, dated July 31, 2012, entitled-"SILVER FALCON MINING, INC. (SFMI) ANNOUNCES ITS RESULTS FROM RECENT SHAREHOLDERS’ MEETING"

The press release is in its entirety below:

SILVER FALCON MINING, INC. (SFMI) ANNOUNCES ITS RESULTS FROM RECENT SHAREHOLDERS’ MEETING

Bradenton, Florida September 24th, 2012 - Silver Falcon Mining, Inc. (OTCBB; SFMI) CEO, Mr. Pierre Quilliam  announces the results of its shareholders meeting which was held, Friday, September 21, 2012, and  he provides other updates about its milling and mining operations in Murphy, Idaho.

Pierre Quilliam, CEO, comments; “At the recent 5th annual shareholders’ meeting, the shareholders reelected the Board of Directors and reconfirmed the executive complement, by a wide margin. The Company introduced its new ‘Compensation Committee’ and the Chairman of its newly created ‘Advisory Committee.’ The Company is currently proceeding at an accelerated pace on the many fronts necessary to complete and start production on its second unit (flotation cells), to increase the amount of precious metals extracted from its current raw ore inventory.”

Drilling Program Update

“Permitting of the company’s site plan for the Sinker Tunnel has been received from the Bureau of Land Management and work began in earnest to fence in the area and start on the exploration and confirmation program of the Sinker Tunnel. Once the bolting and aerating of the tunnel is complete, an underground room will be blasted out of the rock by competent contractors, and core drilling will begin in earnest to prove the size and quality of the reserves contained on Silver Falcon Mining’s mineral claims. Our geologist will have current figures to enter in the 43-101 which is being written and we should then be in position to publish, for our shareholder’s information, an accurate picture of the quality and quantity of the riches of War Eagle Mountain.”

Sinker Tunnel Update

“ Removal of trees and relocating of a certain portion of the road in front of the tunnel is underway, while equipment necessary to support the drilling operation and the aeration in the tunnel, is being assembled and installed on the fenced in site. The training program for the underground personnel will start in early October and we anticipate full- scale work to begin shortly thereafter. “

Smelter and Refinery Update

“While we are still awaiting final approval on the plans for the completion of the metallurgical laboratory, the shareholders present at our annual meeting, were able to observe a large brick of bullion dore being poured and saw that the building is being enclosed and readied for inspection by the authorities. Final specifications and drawings for our metallurgical lab have been supplied to the county building inspector's office and our permanent staff has started the necessary work to enclose and complete this essential part of our production line before the onset of the cold weather. We are going ahead with the DEQ (Department of Environmental Quality) to obtain certification on our plans to construct and operate the closed circuit leaching unit, under our present Owyhee County permit, which will allow us to extract the totality of the approximate 5 to 6 million dollars of precious metals contained in the output of the floatation circuit. “

Mill Update

“Work is proceeding at a rapid pace on the erection and startup of the 10 cells Denver flotation unit we recently acquired. A containment pond, will be built on site, to handle the spent ore as it comes from the floatation circuit and once filled to capacity (50,000 tons) will be covered with top soil and seeded to return it to its natural appearance. “

About Silver Falcon Mining, Inc.

SFMI has mineral rights to approximately 2,000 acres on War Eagle Mountain in southern Idaho, Its Diamond Creek Mill is situated at the foot of War Eagle Mountain and is serviced by 6.2 miles of paved roads from State Highway 78. It maintains year round access to the Sinker Tunnel which will facilitate underground mining of the rich veins crisscrossing the mountain above it and will provide the area population, with employment and services.

 On behalf of the Board of Directors of Silver Falcon Mining, Inc.: Pierre Quilliam, Chief Executive Officer

Silver Falcon Mining, Inc. cautions that the statements made in this press release constitute forward looking statements, and not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this amended report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: September 24, 2012	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer